SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 19, 2004

Children’s Books & Toys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19536	95-3971414
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 E. Swedesford Road Suite 2010 Wayne, Pennsylvania 19087
(Address of Principal Executive Offices) (Zip Code)

Jerry A. Kollar Senior Vice President - Finance 460 E. Swedesford Road Suite 2010 Wayne, Pennsylvania 19087
(Name and Address of Agent For Service)

(610) 292-6600
(Telephone Number, Including Area Code, of Agent for Service)

2520 Renaissance Boulevard
King of Prussia, Pennsylvania 19406

(Former name or former address if changed since last report.)

ITEM 5: OTHER EVENTS

As previously reported in the Current Report on Form 8-K filed by Children’s Books & Toys, Inc. (formerly FAO, Inc.) (the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 4, 2003, the Company and its wholly-owned subsidiaries ZB Company, Inc., Toy Soldier, Inc. (formerly known as FAO Schwarz, Inc.), TRS Liquidation Co. (formerly known as The Right Start, Inc.) and Targoff-RS, LLC (collectively, the “Debtors”), filed  on December 4, 2003, voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 03-13672(JR)).  In connection with such reorganization, the Debtors are required to file monthly operating reports with the United States Trustee and the Bankruptcy Court.

On March 19, 2004, the Debtors filed their February 2004 Monthly Operating Reports with the Bankruptcy Court.  Copies of these monthly operating reports are attached hereto as Exhibit 99.1, and are incorporated herein in their entirety.

The Company cautions that the monthly operating reports and accompanying attachments have been prepared for filing with the Bankruptcy Court in accordance with the requirements of federal bankruptcy law. These materials are unaudited and are prepared in a format and for periods different from that used in the Company’s consolidated financial statements filed with the SEC under the federal securities laws.  Accordingly, the substance and format of these materials do not allow for meaningful comparison with the Company’s regular publicly-disclosed consolidated financial statements.

The Company further cautions that the financial information included in the monthly operating reports has been prepared by management of the Debtors without audit or review by independent accountants and does not include all footnotes and financial presentations normally required under generally accepted accounting principles in the United States.

Furthermore, the information set forth in the monthly operating reports should not be viewed as indicative of future results and should not be used for investment purposes.

The Company reiterates its earlier stated position that it does not expect any recovery will be available to its common stockholders in connection with its bankruptcy.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit Number	Description

99.1

February 2004 Monthly Operating Reports of Children’s Books & Toys, Inc. (formerly known as FAO, Inc.) and its subsidiaries ZB Company, Inc., Toy Soldier, Inc. (formerly known as FAO Schwarz, Inc.), TRS Liquidation Co. (formerly known as The Right Start, Inc.) and Targoff-RS, LLC

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILDREN’S BOOKS & TOYS, INC.

Date: March 30, 2004	/s/ Jerry A. Kollar
Jerry A. Kollar
Senior Vice President - Finance